Exhibit 10.05

ESCROW AGREEMENT

THIS AGREEMENT is made as of the date last indicated below, by and between Hallmark Venture Group, Inc. (the “Company” or “HLLK”) and John D. Murphy, Jr. and JMJ Associates, LLC (collectively, “Murphy”), Paul Strickland, Selkirk Global Holdings, LLC, and Beartooth Asset Holdings, LLC, (collectively, “Strickland”), and Aurum International Ltd. and Steven Arenal (collectively, “Purchaser”) and Liberty Stock Transfer, Inc., (the “Escrow Agent”), and each shall be referred to individually as a Party and collectively the Parties, and concerns the change of control of the Company from Murphy and Strickland to Purchaser.

W I T N E S S E T H:

WHEREAS, Purchaser proposes to execute certain Definitive Agreements (the “Change of Control Agreement”) with Murphy and Strickland (collectively, “Seller”) to assume control of Hallmark Venture Group, Inc., a publicly-traded corporation trading under the ticker symbol “HLLK”, which requires that Purchaser place certain monies into an escrow account with Escrow Agent and issue a certain percentage of shares to Seller at a later date as Stock Consideration. In exchange, Seller will deliver the Series A Preferred stock and Restricted Common Stock, as defined in Exhibit A below, (the “CoC Shares) into an escrow account with Agent; and;

WHEREAS, pursuant to the terms of this Agreement, the Parties agree that Liberty Stock Transfer, Inc., shall serve as Escrow Agent for the deposit as well as depository for the CoC Shares to be delivered by Seller to Purchaser or its designee(s).

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

1. Purchaser shall deposit ($70,000) seventy thousand dollars into Escrow Agent’s escrow account within 6 weeks of the execution of this Agreement (the “Murphy Fee”);

2. Within 3 days of signing this Agreement, Seller shall deliver to Escrow Agent original, endorsed stock certificates with executed and notarized stock powers evidencing the CoC Shares to be transferred to Purchaser;

3. The Murphy Fee deposited with the Agent by the Purchaser will not be disbursed to Murphy until the CoC Shares have been transferred into Purchaser’s name at Liberty Stock Transfer.

4. No CoC Shares deposited with Agent by Seller will be transferred into Purchaser’s name until the “Stock Consideration”, as defined below, has been issued to Seller. The Stock Consideration shall consist of 10% of the issued and outstanding shares of the Company following the completion of the proposed corporate restructuring of the Company. Such completion of the proposed corporate restructuring of the Company shall be confirmed by both Sellers and Purchaser in writing to the Agent prior to delivery of the Murphy Fee to Murphy and the transfer and delivery of the CoC Shares to Purchaser. The Stock Consideration is subject to an Anti- Dilution Agreement attached below as Exhibit B.

5. Should the exchange described herein not be completed by January 16, 2025, unless all Parties agree to extend this Agreement, Agent shall return all property to be exchanged as described in this Agreement to the original Party, without further notice, and administrative control of the Company shall revert to Seller. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statements or assertion contained in such writing or instrument; and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any written instructions delivered to it, nor as to the identity, authority or rights of any person executing the same. The Escrow Agent shall not be liable for any mistakes of fact or error of judgment, or for any act or omissions of any kind unless caused by its willful misconduct or gross negligence.

6. Escrow Agent’s Fee. The Escrow fee for this agreement shall be $500.00. The Escrow Agent shall be entitled to reimbursement for any fees it incurs, including reasonable attorney’s fees, in the performance of its duties and obligations contained in this Agreement. All such costs and expenses shall be borne and divided equally between Purchaser and Seller.

7. This Escrow Agreement will terminate upon the transfer and delivery of the CoC shares to the Purchaser or its designee(s), the payment of the Murphy Fee to Murphy, and the issuance and delivery of the Stock Consideration to the Sellers.

8. The Escrow Agent shall have no duties or obligations other than those specifically set forth herein. The acceptance by the Escrow Agent of their duties under this Escrow Agreement is subject to the terms and conditions hereof, which shall govern and control with respect to its rights, duties, liabilities and immunities.

9. Purchaser and Seller understand and agree that the Escrow Agent is not a principal, participant, or beneficiary of the underlying transactions which necessitate this Escrow Agreement. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in acting or refraining from acting on any instrument believed by it to be genuine and to have been signed or presented by the proper party or parties, their officers, representatives or agents. So long as the Escrow Agent has acted in good faith or on the advice of counsel or has not been guilty of willful misconduct or gross negligence, the Escrow Agent shall have no liability under, or duty to inquire beyond the terms and provisions of this Escrow Agreement, and it is agreed that its duties are purely ministerial in nature.

10. The Escrow Agent shall not be obligated to take any legal actions hereunder which might, in the Escrow Agent’s judgment, involve any expense or liability, unless the Escrow Agent shall have been furnished with reasonable indemnity.

11. The Escrow Agent is not bound in any way by any other contract or agreement between the parties hereto whether or not the Escrow Agent has knowledge thereof of its terms and conditions and the Escrow Agent’s only duty, liability and responsibility shall be to hold and deal with the Escrowed Assets as herein directed.

12. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supercession of this Escrow Agreement unless the same shall be in writing and signed by all of the other parties hereto and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given prior written consent thereto.

13. The parties hereto each jointly and severally agree to indemnify the Escrow Agent against, and hold the Escrow Agent harmless from anything which the Escrow Agent may do or refrain from doing in connection with his performance or non-performance as Escrow Agent under this Agreement and any and all losses, costs, damages, expenses, claims and attorneys’ fees suffered or incurred by the Escrow Agent as a result of, in connection with or arising from or out of the acts of omissions of the Escrow Agent in performance of or pursuant to this Agreement, except such acts or omissions as may result from the Escrow Agent’s willful misconduct or gross negligence.

14. Should Escrow Agent become involved in litigation or arbitration in any manner whatsoever on account of this agreement or the escrowed property, the parties hereto (other than Escrow Agent), hereby bind and obligate themselves, their successors, assigns to pay Escrow Agent, in addition to any charge made hereunder for acting as Escrow Agent, reasonable attorneys’ fees incurred by Escrow Agent, and any other disbursements, expenses, losses, costs and damages in connection with or resulting from such actions. In the event that the Escrow Agent becomes involved in litigation in connection with this Agreement, it shall have the right to retain counsel, and shall have a lien on the Escrowed Property for all reasonable and necessary costs, attorneys’ fees, charges, disbursements and expenses in connection with such litigation, and shall be entitled to reimburse itself for such expenses out of the Escrowed Property.

15. The Escrow Agent may resign as Escrow Agent in respect of the Escrowed Property by giving written notice to all Parties. The resignation of the Escrow Agent shall be effective, and the Escrow Agent shall cease to be bound by this Escrow Agreement, thirty (30) days following the date that notice of resignation was given.

16. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Purchaser, to:	If to Murphy, to:

1633 East Fourth Street Suite 148	5112 West Taft Road, Suite M, Liverpool, NY 13088
Santa Ana, CA 92701

If to Strickland, to:	If to Escrow Agent, to:
120 State Ave NE, Ste 1014
Olympia, WA 98501	Liberty Stock Transfer, Inc.
788 Shrewsbury Ave., Suite 2163
Tinton Falls, NJ 07724
Attn: Jeff English
Phone: (732) 372-0707
E-Mail: jeff@libertystocktransfer.com

or such other address as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or mailed.

17. This Escrow Agreement shall be construed according to the laws of New Jersey and the parties submit themselves to the exclusive jurisdiction of the Courts of New Jersey in the event of any dispute.

18. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same. Facsimile copies may act as originals.

This Escrow Agreement is executed as of January 16, 2024

[signatures on following page]

[signature page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date set forth herein. Hallmark Venture Group, Inc.

Hallmark Venture Group, Inc.	Date:

Beartooth Asset Holdings, LLC
John D. Murphy, Jr.
Title:CEO
Date

Paul Strickland
John D. Murphy, Jr.	Title: Manager
(individually)	Date:

Aurum International Ltd.
Title:
Date:

JMJ Associates, LLC	Title:President
Date:

John D. Murphy, Jr	Steven Arenal
Title:Manager	(individually)
Date:

Paul Strickland	Title:
(individually)	Date:

Escrow Agent
Title:	Liberty Stock Transfer, Inc.
Date:	Jeff English

Selkirk Global Holdings, LLC	Title: President
Date:

Paul Strickland
Title:Manager

Exhibit A

Change of Control Shares

Exhibit B

Anti-Dilution Agreement